UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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FROZEN FOOD EXPRESS INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FROZEN FOOD EXPRESS INDUSTRIES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 19, 2010

TO THE SHAREHOLDERS OF
FROZEN FOOD EXPRESS INDUSTRIES, INC.:

Notice is hereby given that the 2010 annual meeting of shareholders of Frozen Food Express Industries, Inc., a Texas corporation, will be held on Wednesday, May 19, 2010, at 2:00 p.m., Central time, in the Las Colinas Country Club, 4400 North O’Connor Boulevard, Irving, TX 75062-2796 to consider and vote on:

1.	election of one Class I director for a one-year term and three Class III Directors for a three-year term, or until their respective successors are elected and qualified;

2.	ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2010;

3.	act on any other matters that may properly come before the meeting.

We encourage you to attend the 2010 annual meeting in person.  Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy or vote using the telephone or Internet at your earliest convenience.

The proxy statement and annual report to shareholders are also available on our hosted website at http://www.cfpproxy.com/6412.  For additional related information, please refer to the "Important Notice of Electronic Availability of Materials for the Shareholder Meeting to be held on May 19, 2010" in the enclosed proxy statement.

Shareholders of record at the close of business on March 30, 2010, are entitled to notice of, and to vote at, the 2010 annual meeting or any adjournment of the meeting.  A list of all shareholders entitled to vote at the meeting is on file and available for inspection by shareholders at our corporate offices, located at 1145 Empire Central Place, Dallas, Texas 75247.

By Order of the Board of Directors

Dallas, Texas	LEONARD W. BARTHOLOMEW
April 20, 2010	Corporate Secretary

TABLE OF CONTENTS

General Information	1
Outstanding Capital Stock; Principal Shareholders	5
Equity Compensation Plan Information	7
Executive Officers	7
Corporate Governance	8
Board of Directors-Meetings and Committees	8
Director Attendance at the Annual Meetings of Shareholders	9
Board Leadership Structure and Role in Risk Oversight	9
Consideration of Director Nominees; Nominating and Corporate Governance	9
Procedures for Nominations by Shareholders	10
Shareholder Communications with the Board	11
Audit Committee	12
Related Party Transactions Policy	12
Compensation Committee	13
Compensation Committee Interlocks and Insider Participation	14
Nominating and Corporate Governance Committee	14
Proposal 1: Election of Directors	15
Nominees	15
Information Concerning Nominees and Directors	15
Director Nominees-Class I (Term Ending 2011)	16
Director Nominees-Class III (Term Ending 2013)	16
Director Continuing in Office-Class II (Term Ending 2012)	17
Director Continuing in Office-Class I (Term Ending 2011)	18
Compensation Discussion and Analysis	19
Executive Compensation Philosophy, Strategy and Objectives	19
Competitive Market	19
Role of the Compensation Committee	20
Role of Management	20
Role of the Compensation Consultant	21
Executive Compensation Components	21
Other Compensation Considerations	24
Committee Decisions on Executive Officer Compensation for 2009	24
Change in Control Agreements	25
Report of the Compensation Committee of the Board of Directors	26
Executive Compensation	27
2009 Summary Compensation Table	27
2009 All Other Compensation Table	28
2009 Grants of Plan-Based Awards Table	29
Outstanding Equity Awards at Fiscal Year Ended 2009 Table	30
2009 Option Exercises and Stock Vested Table	31
2009 Non-Qualified Deferred Compensation Table	31
Potential Payments Upon Termination	32
2009 Director Compensation Table	32
Transactions with Management and Directors	33
Proposal 2: Ratification of Appointment of Independent Registered Public Accountants	34
Independent Registered Public Accounting Firm Information	35
Audit and Non-Audit Fees	35
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services	35
Report of the Audit Committee of the Board of Directors	35
Audit Committee Members	36
Section 16(a) Beneficial Ownership Reporting Compliance	37
Shareholder Proposals for the 2011 Annual Meeting	37

FROZEN FOOD EXPRESS INDUSTRIES, INC.
1145 Empire Central Place
Dallas, Texas 75247
Telephone: (214) 630-8090

Proxy Statement for Annual Meeting of
Shareholders to be Held on May 19, 2010

ABOUT THE MEETING

•	What is a proxy?
•	What is the difference between a "shareholder of record" and a "street name" holder?
•	Why did I receive more than one proxy card?
•	Who is qualified to vote?
•	How many shares of common stock may vote at the annual meeting?
•	Who can sign the proxy?
•	How do I vote?
•	Can I vote in person at the annual meeting?
•	What are the Board's recommendations on how I should vote?
•	What are my choices when voting?
•	How will my shares be voted if I do not specify how they should be voted?
•	What vote is required to approve each proposal?
•	What constitutes a quorum ?
•	Can I change my vote after I have mailed in my proxy card?
•	Who will count the votes?
•	Who pays the cost of this proxy solicitation?
•	Is this proxy statement the only way that proxies are being solicited?

This proxy statement, the accompanying proxy card and the annual report to shareholders for the year ended December 31, 2009, of Frozen Food Express Industries, Inc. ("we", "us" or the "Company") are being mailed on or about April 20, 2010. Our Board of Directors (the "Board" or “Board of Directors”) is soliciting your proxy to vote your shares at the annual meeting of shareholders or any adjourned sessions of the meeting to be held on May 19, 2010, at 2:00 p.m., Central time, in the Las Colinas Country Club, 4400 North O’Connor Boulevard, Irving, TX 75062-2796. You can find directions to the annual meeting on the outside back cover of this proxy statement. The Board is soliciting your proxy to give all shareholders of record the opportunity to vote on matters that will be presented at the annual meeting, even if shareholders are not able to attend the meeting. All proxies in the enclosed form that are properly executed and received by us before or at the annual meeting and not revoked will be voted at the annual meeting or any adjournments in accordance with the instructions on the proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with our Corporate Secretary, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to our Corporate Secretary before the annual meeting or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). This proxy statement provides you with information on these matters to assist you in voting your shares.

IMPORTANT NOTICE OF ELECTRONIC AVAILABILITY OF MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD MAY 19, 2010

This proxy statement and the Company’s annual report for the year ended December 31, 2009 are also available electronically on our hosted website at http://www.cfpproxy.com/6412.

To access and review the materials made available electronically:

•	Go to: http://www.cfpproxy.com/6412.
•	Click the “Proxy Statement.pdf” link.

We encourage you to review all of the important information contained in the proxy materials before voting.  If you would like to attend the annual meeting in person, please refer to the inside back cover of this proxy statement.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the proxies appointed by our Board and identified on the proxy card the authority to vote your shares in the manner you indicate on your proxy card.

What is the difference between a "shareholder of record" and a "street name" holder?

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent and registrar, you are a "shareholder of record".  If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a "street name" holder.

Why did I receive more than one proxy card?

You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held in "street name", you will receive your proxy card or other voting information from your broker or other custodian, and you will return your proxy card or cards to your broker or other custodian. You should complete and sign each proxy card you receive.

Who is qualified to vote?

You are qualified to receive notice of, and to vote at, the annual meeting if you owned shares of our common stock, par value $1.50 per share, at the close of business on March 30, 2010, the record date for the annual meeting.

How many shares of common stock may vote at the annual meeting?

As of the record date, there were 17,194,379 shares of common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote regarding each matter presented

Who can sign the proxy?

If a shareholder is a company, the accompanying proxy should be signed in its full company name by its president or other authorized officer, who should indicate his or her title. If a shareholder is a partnership, the proxy should be signed in the partnership name by an authorized person. If stock is registered in the name of two or more trustees or other persons, the proxy should be signed by each of them. If stock is registered in the name of a decedent, the proxy should be signed by an executor or an administrator. The executor or administrator should attach to the proxy appropriate instruments showing his or her qualification and authority. Proxies signed by a person as agent, attorney, administrator, executor, guardian or trustee should indicate such person's full title following his or her signature.

How do I vote?

If you are a shareholder of record, you can vote your proxy by mailing in the enclosed proxy card or by using the telephone or Internet.  Please refer to the specific instructions set forth on the enclosed proxy card and the "Important Notice of Electronic Availability of Materials for the Shareholder Meeting to be held on May 19, 2010" set forth above.

If you hold your shares in street name, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form. Most brokerage firms operate under the current rules of the New York Stock Exchange (“NYSE”), which provide that if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Grant Thornton LLP as our independent registered public accounting firm (proposal two) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. Starting this year, the election of directors (proposal one) is a “non-discretionary” item. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal, and those votes will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If you are a record holder and you sign your proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board (“FOR” all four of our nominees to the Board and “FOR” ratification of the appointment of Grant Thornton LLP as our independent public accounting firm for the fiscal year 2010)

Can I vote in person at the annual meeting?

If you are a shareholder of record, you may vote your shares in person at the annual meeting. If you hold your shares in street name, you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the annual meeting.

What are the Board's recommendations on how I should vote?

The Board recommends that you vote:

FOR the election of each of the four nominees to serve as directors on the Board of Directors, one for a one-year term and three for a three-year term; and

FOR the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the 2010 fiscal year.

What are my choices when voting?

With respect to:

Proposal 1 -
You may (i) vote “FOR” electing all Director nominees as a group, (ii) withhold your vote on all Director nominees as a group or (iii) vote “FOR” electing Director nominees as a group except those nominees identified by you in the appropriate area on the proxy card.

Proposal 2 -	You may vote “FOR” or “AGAINST” the Proposal, or you may elect to abstain from voting.
How will my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR Proposals 1 and 2.

What vote is required to approve each proposal?

Election of directors.  Under our Amended and Restated Bylaws (as heretofore amended, the "Bylaws"), the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Upon establishment of a quorum at the annual meeting, Directors will be elected by a plurality of the votes of the issued and outstanding shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on Proposal 1. In a plurality voting, the nominee who receives the most votes for his or her election is elected.  Starting this year, if you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal.

Ratification of independent registered public accounting firm.  Under our Bylaws, the affirmative vote of a majority of the total number of votes cast at the meeting is needed to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm.

What constitutes a quorum?

                In order for business to be conducted at the meeting, a quorum must be present in person or represented by valid proxies. For each of the proposals to be presented at the meeting, a quorum consists of the holders of a majority of the shares of common stock issued and outstanding on March 30, 2010, the record date, or at least 8,597,190 shares.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for the purpose of determining whether a quorum exists at the meeting for that proposal.

        If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to our Corporate Secretary that is received prior to the annual meeting, stating that you revoke your proxy;
•	by signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting; or
•	by attending the annual meeting and voting your shares in person.

Who will count the votes?

Representatives from Registrar and Transfer Company, our transfer agent, will count the votes.  Our Corporate Secretary will serve as our inspector of election at the annual meeting.

Who pays the cost of this proxy solicitation?

We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, dealers, banks, trustees and other nominees for reasonable expenses incurred in forwarding these proxy materials to beneficial owners of shares of our common stock.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy materials on behalf of our Board, certain of our Directors, officers or employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

If you have any further questions about voting or attending the annual meeting please contact our Corporate Secretary at secretary@ffex.net or by telephone at 1-800-569-9200.

OUTSTANDING CAPITAL STOCK; PRINCIPAL SHAREHOLDERS

At the close of business on the March 30, 2010, the record date, there were 17,194,379 shares of our common stock outstanding and entitled to be voted at the annual meeting. The following table sets forth certain information as of the record date, except as otherwise indicated, with respect to (i) each person known to our management to be the beneficial owner of more than 5% of our common stock; (ii) each Director and Director nominee; (iii) each “named executive officer” (as defined in Item 402(a)(3) of Regulation S-K, the "NEOs") identified in the Summary Compensation Table and (iv) all current Directors and executive officers as a group.

		Shares Beneficially Owned (1)
Beneficial Owner	Address	Number		Percent
Beneficial Owners of More than 5%
Hawkshaw Capital Management, LLC	400 Madison Avenue, 14th Floor New York, NY 10017	2,022,798	(2)	11.76%
Stoney M. Stubbs, Jr.	158 Jellico Circle Southlake, TX 76092	1,772,250	(3)	9.97%
Sarah M. Daniel	612 Linda El Paso, TX 79922	1,717,642	(4)	9.99%
Lucile W. Knight	104 South Commerce St. Lockhart, TX 78644	1,620,200	(5)	9.42%
Dimensional Fund Advisors, LP	Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,442,336	(6)	8.39%
FMR LLC	82 Devonshire Street Boston, MA 02109	1,318,733	(7)	7.67%
Frozen Food Express Industries, Inc. 401(k) Savings Plan, by Delaware Charter Guarantee & Trust Company, as Trustee	1013 Centre Road Wilmington, DE 19805	1,249,104	(8)	7.26%
Directors, Nominees and NEOs
Stoney M. Stubbs, Jr.		1,772,250	(3)	9.97%
S. Russell Stubbs		350,098	(9)	2.03%
John T. Hickerson		95,055	(10)	*
Leroy Hallman		48,162	(11)	*
Brian R. Blackmarr		44,717	(12)	*
Jerry T. Armstrong		23,429	(13)	*
T. Michael O'Connor		20,967	(14)	*
W. Mike Baggett		13,835	(15)	*
Barrett D. Clark		7,728	(16)	*
Thomas G. Yetter (17)		6,200		*
John R. McManama		5,124	(18)	*
Kevin K. Kilpatrick		2,576	(19)	*
Ronald R. Knutson (20)		-		*
All Directors and Executive Officers as a Group (13 persons)		2,390,141	(21)	13.38%

        * Less than 1%.

(1)	Except as otherwise noted, all shares are held directly, and the owner has sole voting and investment power.
(2)	Information concerning the number of shares owned by Hawkshaw Capital Management, LLC is as of December 31, 2009 and was obtained from a Schedule 13G/A filed on February 16, 2010.
(3)
Includes 582,326 shares issuable pursuant to options exercisable within 60 days of March 30, 2010, 25,000 shares of restricted stock for which Mr. Stoney M. Stubbs, Jr. has voting power, 8,404 shares allocated to his account in the Frozen Food Express Industries, Inc. 401(k) Savings Plan, 26,321 shares allocated to his account in the FFE Transportation Services, Inc. 401(k) Wrap Plan, 73,199 shares held in his IRA and 815,957 shares held in family partnerships controlled by Mr. Stoney M. Stubbs, Jr.

(4)
Information concerning the number of shares owned by Ms. Daniel is as of August 19, 2009 and was obtained from a Schedule 13D/A filed on August 19, 2009. Ms. Daniel has sole voting and dispositive power over 53,590 shares, joint voting and dispositive power with her husband over 45,092 shares and shared voting and dispositive power with Ms. Knight over 1,321,332 shares owned by Weller Investment, Ltd. and 297,628 shares owned by Two Sisters LLC.

(5)
Information concerning the number of shares owned by Ms. Knight is as of August 19, 2009 and was obtained from a Schedule 13D/A filed on August 19, 2009. Prior to her recent marriage, Lucile Knight’s name was Lucile Fielder. Ms. Knight has sole voting and dispositive power over 1,240 shares and shared voting and dispositive power with Ms. Daniel over 1,321,332 shares owned by Weller Investment Ltd. and 297,628 shares owned by Two Sisters LLC.

(6)	Information concerning the number of shares owned by Dimensional Fund Advisors, LP is as of December 31, 2009 and was obtained from a Schedule 13G/A filed on February 10, 2009.
(7)
Information concerning the number of shares owned by FMR LLC, the successor to FMR Corp. is as of December 31, 2009 and was obtained from a Schedule 13G/A filed on February 12, 2010. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser is the beneficial owner of 1,318,733 shares or our common stock, as a result of acting as investment adviser to various investment companies.  Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 1,318,733 shares.

(8)
Information concerning the number of shares owned by Frozen Food Express Industries, Inc. 401(k) Savings Plan, by Delaware Charter Guarantee & Trust Company, as Trustee, is as of December 31, 2009, and was obtained from a Schedule 13G/A dated February 15, 2010.

(9)
Includes 50,000 shares issuable pursuant to options exercisable within 60 days of March 30, 2010, 40,000 shares of restricted stock for which Mr. S. Russell Stubbs has voting power, 39,380 shares allocated to his account in the Frozen Food Express Industries, Inc. 401(k) Savings Plan, 5,680 shares allocated to his account in the FFE Transportation Services, Inc. 401(k) Wrap Plan, 1,112 shares held in a partnership controlled by Mr. S. Russell Stubbs, 5,727 shares held by his spouse and 6,116 shares held in irrevocable trusts of which Mr. S. Russell Stubbs is the trustee.

(10)
Includes 59,334 shares of restricted stock for which Mr. Hickerson has voting power, 2,404 shares allocated to his account in the Frozen Food Express Industries, Inc. 401(k) Savings Plan and 3,239 shares allocated to his account in the FFE Transportation Services, Inc. 401 (k) Wrap Plan.

(11)	Includes 9,375 shares issuable pursuant to options exercisable within 60 days of March 30, 2010, and 7,475 shares held by a trust of which Mr. Hallman is the trustee.
(12)	Includes 7,500 shares issuable pursuant to options exercisable within 60 days of March 30, 2010 and 5,153 shares of restricted stock for which Mr. Blackmarr has voting power.
(13)	Includes 13,125 shares issuable pursuant to options exercisable within 60 days of March 30, 2010 and 5,153 shares of restricted stock for which Mr. Armstrong has voting power.
(14)	Includes 9,375 shares issuable pursuant to options exercisable within 60 days of March 30, 2010 and 5,153 shares of restricted stock for which Mr. O'Connor has voting power.
(15)	Includes 2,943 shares issuable pursuant to options exercisable within 60 days of March 30, 2010 and 5,153 shares of restricted stock for which Mr. Baggett has voting power.
(16)	Includes 5,153 shares of restricted stock for which Mr. Clark has voting power.
(17)	Mr. Yetter resigned from his role of Senior Vice President and Chief Financial Officer and as a Class II Director effective January 19, 2009.
(18)	Includes 4,000 shares of restricted stock for which Mr. McManama has voting power and 451 shares allocated to his account in the FFE Transportation Services, Inc. 401 (k) Wrap Plan.
(19)	Restricted stock for which Mr. Kilpatrick has voting power.
(20)	Mr. Knutson resigned from his role of Senior Vice President and Chief Financial Officer effective November 6, 2009.
(21)
Includes 674,644 shares issuable pursuant to options exercisable within 60 days of March 30, 2010, 156,675 shares of restricted stock with voting power, 50,188 shares allocated to the Frozen Food Express Industries, Inc. 401(k) Savings Plan, 35,691 shares allocated to the FFE Transportation Services, Inc, 401(k) Wrap Plan, 817,069 shares held by family partnerships, 5,727 shares held by a spouse, and 13,591 shares held by trusts.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information concerning our compensation plans under which shares of our common stock are authorized for issuance as of December 31, 2009:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,172,000	$5.71	967,000

We have two equity compensation plans approved by security holders: (i) the Amended and Restated Frozen Food Express Industries, Inc. 2005 Stock Incentive Plan (the “2005 Plan”) and (ii) the Amended and Restated Non-Employee Director Restricted Stock Plan (the “Director Plan).

The 2005 Plan was approved by the Company’s shareholders on May 20, 2009. The 2005 Plan has a ten-year term and a total of 2,700,000 shares are reserved for issuance under it, except that no more than 1,000,000 shares of common stock may be awarded in the form of shares of restricted stock, stock units, or performance shares.  The 2005 Plan provides for the grant of incentive stock options, nonstatutory options, shares of restricted stock, stock appreciation rights ("SARs"), stock units and performance share awards to key employees, including officers and directors who may be employees, and non-employee consultants or advisors. The 2005 Plan is administered by our Compensation Committee, which has full authority, subject to the terms of the 2005 Plan, to determine award recipients the number of shares of common stock represented by each award, the date or dates on which options and SARs are granted and exercisable, the exercise and base price of options and SARs, and the date or dates at which shares of restricted stock, stock units or performance shares will be issued, vested or exercisable.

For additional information regarding the Director Plan, see “2009 Director Compensation Table” on page 32.

EXECUTIVE OFFICERS

The table below sets forth certain information regarding our principal officers including our current executive officers:

Name	Age	Position
Stoney M. Stubbs, Jr.	73	Chairman of the Board and Chief Executive Officer
S. Russell Stubbs	46	President
John T. Hickerson	58	Executive Vice President, Chief Operating Officer
John R. McManama	57	Vice President and Interim Chief Financial Officer
Ronald J. Knutson(1)	46	Former Senior Vice President and Chief Financial Officer
Thomas G. Yetter (2)	57	Former Senior Vice President and Chief Financial Officer

(1)	Mr. Knutson resigned from his role of Senior Vice President and Chief Financial Officer effective November 6, 2009.
(2)	Mr. Yetter resigned from his role of Senior Vice President and Chief Financial Officer and as a Class II Director effective January 19, 2009.

See Stoney M. Stubbs, Jr.’s biography under Proposal 1: Election of Directors.
See S. Russell Stubbs’ biography under Proposal 1: Election of Directors.
See John T. Hickerson’s biography under Proposal 1:  Election of Directors.

John R. McManama – 57

Mr. McManama is our Vice President and Interim Chief Financial Officer since November 6, 2009.  Mr. McManama is a Certified Public Accountant, licensed in Texas. He previously served as Vice President of Finance since April 2009, Vice President of Strategic Planning since April 2008 of FFE Transportation Services, Inc. and Director of Operations of FFE Logistics Inc. since November 2007, both wholly-owned subsidiaries of the Company. From September 2007 until October 2007, Mr. McManama was President and CEO of Blue Wing Global Logistics and from August 2006 until September 2007 he was their CFO. From April 2005 until July 2006, he was Vice President of Finance for Central Freight Lines, Inc.  Mr. McManama is a graduate of the University of Alabama, Birmingham and has an MBA from the University of Houston.

CORPORATE GOVERNANCE

We are committed to having sound corporate governance principles. Having such principles is essential to running our business with integrity and maintaining our credibility with our customers, our vendors, our employees, our shareholders and the general public. Our Board of Directors has adopted charters for the following standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.  The charters for these committees, as well as our Code of Business Conduct and Ethics (the “Code of Ethics”) and our Policy Regarding Related Party Transactions, may be accessed under "Documents & Charters" under subsection "Corporate Governance" within our "Investors" section of our website at www.ffex.net.  You may also request copies of these documents, without charge, from our Corporate Secretary. Such requests should be directed to our Corporate Secretary at Frozen Food Express Industries, Inc., 1145 Empire Central Place, Dallas, Texas 75247 or emailed to secretary@ffex.net.

The Code of Ethics applies to all of our Directors and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. The Code of Ethics addresses all NASDAQ Stock Market ("NASDAQ") content requirements and includes provisions addressing conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of our assets, compliance with our policies, and with laws, rules and regulations. No waivers of the Code of Ethics were requested or granted in 2009.

The Board, its standing committees and management remain committed to proactive pursuit of best practices of corporate governance, accountability and transparency. Our website has links to our filings with the Securities and Exchange Commission (the "SEC"), including all Forms 3, 4 or 5 filed pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act").  Additional information may be accessed under the “Investors” section of our website at www.ffex.net, including information on the composition and functions of our Board of Directors and its committees and instructions for submission of shareholder communications to the Board.

Board of Directors - Meetings and Committees

Our Bylaws provide that our Board shall consist of nine Directors.  The Board has affirmatively certified that none of our six non-employee Directors (Jerry T. Armstrong, W. Mike Baggett, Brian R. Blackmarr, Barrett D. Clark, Kevin K. Kilpatrick and T. Michael O'Connor) has any material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of NASDAQ director independence standards. Accordingly, a substantial majority of the Board is currently independent, which is consistent with the SEC rules and the NASDAQ director independence standards.

Our Board met in person or by teleconference five times during the year ended December 31, 2009.  Our Board has three standing committees: the Audit, Compensation, and Nominating and Corporate Governance Committees, each of which selected a committee chairman from its members.  Only independent Directors serve on the Board's standing committees.  During 2009, each incumbent Director, other than T. Michael O’Connor, attended at least 75% of the meetings held by our Board of Directors and the committees of which he was a member. Mr. O’Connor attended 69% of the meetings held by our Board of Directors and the committees of which he was a member.  The membership of each of the committees and the number of meetings held by each committee during 2009 is reflected in the following table:

Name of Independent Director	Audit	Compensation	Nominating
Jerry T. Armstrong	Chairman
W. Mike Baggett	X	X	Chairman
Brian R. Blackmarr		Chairman	X
Barrett D. Clark	X		X
Kevin Kilpatrick		X
T. Michael O’Connor	X
Number of committee meetings in Fiscal 2009	8	4	4
X = Committee member

Director Attendance at the Annual Meetings of Shareholders

Absent unusual circumstances, we expect all our Directors to attend all annual meetings of shareholders. All Directors, except T. Michael O’Connor attended our 2009 annual meeting.

Board Leadership Structure and Role in Risk Oversight

Our Board consists of nine board members, six of whom are independent within the meaning of NASDAQ listing standards.  Key to the Company’s risk oversight are the requirements that all Board members who comprise the membership of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee must be independent.  Each of these three committees is lead by a committee chair.  The agenda for each committee meeting is set by the chair, and each committee is required to report on its work to the full Board.  Our independent directors meet in executive session as often as they deem appropriate, typically coinciding with regular Board meetings.  In addition, the independent directors have a regularly scheduled annual meeting scheduled around the timing of our shareholders meeting.  The chairs presiding over independent director meetings are determined by the independent directors in attendance.  Our Company Bylaws provide that our Chief Executive Officer will serve as Chairman of the Board.  Hence, Stoney M. Stubbs, Jr. has served as our Chairman of the Board since his appointment as Chief Executive Officer in 1980.

The Board is responsible for oversight of our risk management.  Much of this is managed by the Audit Committee as required by the Audit Committee Charter.  The Audit Committee is responsible for reviewing with management financial and enterprise risk, including guidelines related to how this risk is managed; critical accounting policies; company compliance programs; internal control and supervision of the Internal Audit department; discussions and reviews with the independent registered public accounting firm; review of reports from legal counsel; approval of earnings releases and external reporting; and other reviews as deemed necessary or directed by the Audit Committee Charter.  The Audit Committee is responsible for communication of all functions to the full Board of Directors.  The Nominating and Corporate Governance Committee, in conjunction with the Audit Committee, is responsible for risk assessment as it relates to corporate governance and the Code of Ethics.  The Company’s Code Compliance Officer reports to the Nominating and Corporate Governance Committee.  The Compensation Committee assesses risks related to any compensation programs.

The full Board of Directors receives regular reports from the Vice President of Risk Management concerning all risk management programs.  Additionally, the independent directors of the Board review all legal issues that could present significant risk to the Company.  The Board of Directors believes that the work performed by all Board committees and required reporting by corporate management, as well as the leadership provided by the Chairman and Chief Executive Officer provides effective oversight of the Company’s risk management function.

The Company has utilized this leadership structure for many years.  We believe that the make-up of the Board, with a majority of independent directors who meet regularly as an independent body and provide leadership through the independent committees they chair, coupled with the combined position of Chairman and Chief Executive Officer, provides the most effective form of leadership for the Company.  This provides a clear person in charge for our Company, who is seen by our shareholders, customers, business partners and employees as providing strong leadership for the Company, within our industry and as a fervent member of our communities.

Consideration of Director Nominees; Nominating and Corporate Governance Committee

On February 25, 2009, the responsibilities of the Nominating Committee were expanded to include certain corporate governance activities in connection with the administration of the Code of Ethics.  The Nominating Committee was renamed the Nominating and Corporate Governance Committee ("NCGC") and approved a charter that outlines its primary responsibilities, as expanded.   Our NCGC consists of W. Mike Baggett (Chairman), Brian Blackmarr and effective February 25, 2009, Barrett D. Clark, each of whom is independent within the meaning of the NASDAQ listing standards.  The NCGC met four times in the last fiscal year.  The NCGC has the responsibility to periodically assess, develop and communicate with our Board concerning the appropriate criteria for nominating and appointing Directors, including our Board's size and composition, applicable listing standards and laws, individual Director performance, expertise, experience, willingness to serve actively, number of other public and private company boards on which a Director candidate serves, consideration of Director nominees timely proposed by shareholders in accordance with our Bylaws and other appropriate factors. Other specific duties and responsibilities of our NCGC include recommending to our Board the individuals to be nominated for election as Directors at each annual meeting of shareholders, identifying and recommending to our Board the appointees to be selected by the Board for service on the committees of the Board, retaining and terminating any search firm used to identify Director candidates, overseeing an annual review of the performance of the full Board and performing any other activities our Board considers appropriate. Our Board considers the recommendations of the NCGC with respect to the nominations of directors to the Board, but otherwise retains authority over the identification of nominees. Candidates to serve on our Board of Directors are considered based upon various criteria, such as ethics, business and professional activities, relevant business expertise, available time to carry out our Board's duties, conflicts of interest, service on other boards and commitment to our overall performance. The NCGC will make an effort to maintain representation on our Board of members who have substantial and direct experience in areas of importance to us.  The NCGC has not considered racial or ethnic diversity in evaluating possible directors.  It does not believe race or ethnic background is relevant to a person’s qualifications to serve on the Board.  While it recognizes the benefits of diversity of training and experience, it does not believe that race or ethnic background significantly affect a person’s ability to contribute to our Board.  The Nominating and Corporate Governance Committee Charter is available under "Documents & Charters" under subsection "Corporate Governance" within our "Investors" section of our internet website at www.ffex.net.

Procedures for Recommendations of Director Nominees by Shareholders

Our NCGC is charged with the responsibility, among others, of recommending to the Board the individuals to be nominated for election as directors at each annual meeting of stockholders. Following a recommendation by the NCGC, all of our Directors participate in the consideration of nominees for our Board. In addition to the nominating duties performed by NCGC under its charter, our Board has adopted the nomination policy described in this section for the consideration of Director candidates whose names are submitted by our shareholders.  If you wish to submit candidates for consideration at our 2011 annual meeting, you should send the following information to our Corporate Secretary at Frozen Food Express Industries, Inc., 1145 Empire Central Place, Dallas, Texas 75247 on or before December 15, 2010:

•	your name and address as it appears on our books and records; the number and class of shares you own beneficially and of record, the length of period held and proof of ownership of such shares;
•	name, age and address of the candidate;
•
a detailed resume describing, among other things, the candidate's educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	any information regarding any relationships between us and the candidate within the last three years;
•
any information relating to such candidate that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to the Exchange Act, and rules adopted thereunder;

•	a description of any arrangements or understandings between you and such candidate;
•	a supporting statement which describes the candidate's reasons for seeking election to our Board, and documents his or her ability to satisfy the Director qualifications; and
•	a signed statement from the candidate, confirming willingness to serve on our Board.

Our Corporate Secretary will promptly forward such materials to the NCGC and will maintain copies of such materials for future reference by the NCGC for use when nominating persons for election or when filling vacant Board positions.

If a vacancy arises or if our Board decides to expand its membership, our NCGC will seek recommendations of potential candidates from a variety of sources (which may include incumbent Directors, shareholders, our management and third-party consultants). At that time, the NCGC will consider potential candidates submitted by shareholders in accordance with the procedures described above. The NCGC will then evaluate each potential candidate's educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on our Board. The NCGC will seek to identify and recruit the best available candidates and intends to evaluate qualified shareholder candidates on the same basis as those submitted by other sources.

After completing this process, our NCGC will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the NCGC will rank them by order of preference, depending on their respective qualifications and our needs. The NCGC will then contact the desired candidate(s) to evaluate their potential interest and to schedule interviews. All such interviews will be held in person and will include only the candidate and the NCGC. Any travel expenses incurred by the candidate may be at the expense of the candidate, at the discretion of the NCGC. Based upon interview results, the candidate's qualifications and appropriate background checks, the NCGC will then decide whether it will recommend the candidate's nomination to the full Board.

Shareholder Communications with the Board

Our Board has adopted the following procedures for shareholders to send communications to the full Board or individual Directors.

Shareholders seeking to communicate with our Board should submit their comments in writing to our Corporate Secretary at Frozen Food Express Industries, Inc., 1145 Empire Central Place, Dallas, Texas 75247 or by email to secretary@ffex.net. Our Corporate Secretary will forward all such communications (excluding routine advertisements and business solicitations and communications that the Corporate Secretary deems not a bona fide shareholder communication) to each member of our Board, or if applicable, to the individual Director(s) named in the correspondence. Subject to the following, the Chairman of the Board and our independent Directors will receive copies of such shareholder communications, including those addressed to individual Directors, unless such communications address allegations of misconduct or mismanagement on the part of the Chairman of the Board. In such an event, our Corporate Secretary will first consult with and receive the approval of our independent Directors before disclosing or otherwise discussing the communication with the Chairman of the Board.

We reserve the right to screen materials sent to our Directors for potential security risks or harassment purposes, and we also reserve the right to verify stock ownership status before forwarding communications to our Board.

Our Corporate Secretary will determine the appropriate timing for forwarding shareholder communications to our Directors. He or she will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other Board materials in advance of the next scheduled Board meeting.

Shareholders can also communicate with our Board at the annual meeting of shareholders.

Audit Committee

We have established and maintain an Audit Committee in accordance with the rules promulgated under the Exchange Act. Our Audit Committee assists our Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, the qualifications of our independent registered public accounting firm, compliance with legal and regulatory requirements, our internal audit function and internal controls over financial reporting. This Committee works closely with management as well as our independent auditors and currently consists of Jerry T. Armstrong (Chairman), W. Mike Baggett, Barrett D. Clark and T. Michael O'Connor, all of whom meet the independence criteria of audit committee members prescribed by the NASDAQ listing standards' financial literacy requirements. Our Board has determined that Mr. Armstrong meets the requisite SEC criteria to qualify as an audit committee financial expert. Our Audit Committee met eight times during 2009. The Committee operates pursuant to a written charter, which has been approved and adopted by our Board and is reviewed and reassessed annually by the Committee. The Audit Committee Charter is available under "Documents & Charters" under subsection "Corporate Governance" within our "Investors" section of our internet website at www.ffex.net. The “Report of the Audit Committee” is included herein and appears on page 34 of this proxy statement.

Related Party Transactions Policy

On November 18, 2009, our Board adopted written policies and procedures for the review of all “Related Party Transactions”, which include any relationship, arrangement, or transaction or any series of similar relationships, arrangements or transactions involving an amount exceeding $25,000 between the Company and any of our executive officers, directors, director nominees or 5% shareholders or their immediate family members (collectively, “Related Parties”).

All Related Party Transactions proposed to be entered into by the Company must be reported to the Company’s Chief Financial Officer who is required to submit a recommendation to the Audit Committee for review.  If the Audit Committee recommends approval of the Related Party Transaction, such recommendation is required to be submitted to the independent director of the Board (the “Independent Board”) meeting in executive session for review.  The Related Party Transaction must be approved by a majority of the members of the Independent Board prior to the effectiveness or consummation of the transaction, whenever practicable.  If the Chief Financial Officer determines that advance approval of a Related Party Transaction is not practicable under the circumstances, the Audit Committee who is required to review the Related Party Transaction at its next meeting and, in its discretion, may recommend ratification of the Related Party Transaction at the next meeting of the Independent Board or at the next meeting following the date that the Related Party Transaction comes to the attention of the Chief Financial Officer; provided, however, that the Chief Financial Officer is required to present a Related Party Transaction arising in the time period between meetings of the Audit Committee to the chair of the Audit Committee, who is required to review and may approve the Related Party Transaction, subject to ratification by the Audit Committee and by the Independent Board at the next meeting of the Committee and the Independent Board.  Any Related Party Transaction that is not recommended by the Audit Committee and approved by the Independent Board prior to its effectiveness or consummation and that is not subsequently ratified by the Audit Committee and the Independent Board at the next meeting shall be voidable at the option of the Independent Board and all persons subject to the policy are required to take all necessary action to unwind any Related Party Transaction voided by the Audit Committee or the Independent Board on terms that are fair to the Company and its shareholders.

A Related Party Transaction reviewed will be considered approved or ratified if it is recommended by the Audit Committee and approved by the Independent Board in accordance with the standards set forth in the policy after full disclosure of the Related Party's interests in the Related Party Transaction.  As appropriate, the Audit Committee and the Independent Board are required to review and consider the following:

●the Related Party's relationship to the Company and interest in the Related Party Transaction (as an approximate dollar value, without regard to profit or loss);

●the approximate total dollar value involved in the Related Party Transaction;

●whether the Related Party Transaction was undertaken in the ordinary course of business of the Company;

●whether the Related Party Transaction is proposed to be, or was, entered into on the terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

●whether the Related Party Transaction would impair the independence, pursuant to Nasdaq Rule 5605(a)(2), or any successor rule, of a Director on the Independent Board;

●whether the Related Party Transaction would require a waiver of our Code of Ethics;

●the terms on which the Related Party offers the products or services involved in the Related Party Transaction to unrelated parties;

●the purpose, and the potential benefits to the Company, of the Related Party Transaction; and

●any other information regarding the Related Party Transaction or the Related Party in the context of the proposed Related Party Transaction that would be material to investors and shareholders of the Company in light of the particular Related Party Transaction.

The Board has determined that the following transactions and circumstances do not create a material direct or indirect interest on the part of the Related Party and are not, therefore, Related Party Transactions:

●Transactions available to all employees generally or to all employees inthe same category;

●Interests arising solely from the ownership of a class of the Company’s equity securities if all holders of that class of equity securities receive the same benefit on a pro rata basis;

●Transactions involving compensation to an executive officer (a) if the compensation is required to be reported in the Company’s proxy statement under the compensation disclosure requirements in Item 402 of Regulation S-K; or (b) if the compensation would be required to be reported in the Company’s proxy statement under the compensation disclosure requirements in Item 402 Regulation S-K if the executive officer was also a “named executive officer” (as defined in Item 402 of Regulation S-K), and the Compensation Committee of the Board approved (or recommended that the Board approve) such compensation, except that subsection (b) of this paragraph would be considered a Related Party Transaction if such executive officer is also an immediate family member of another executive officer or Director of the Company;

●Transactions involving compensation to a Director for services as a Director of the Company if such compensation will be reported pursuant to Item 402(k) of Regulation S-K; and

●Transactions in which the rates or charges involved are determined by competitive bids.

The Policy Regarding Related Party Transactions is available under "Documents & Charters" under subsection "Corporate Governance" within our "Investors" section of our internet website at www.ffex.net.

Compensation Committee

The principal functions of our Compensation Committee are to review and approve executive officer compensation and employee compensation matters, including matters regarding our various benefit plans, independently or in conjunction with our Board, as appropriate. Specific duties and responsibilities include, among others, reviewing and approving objectives relevant to executive officer compensation, evaluating performance and determining the compensation of each executive officer in accordance with those objectives, approving and amending our incentive compensation and stock option program and recommending compensation arrangements for our Directors. To fulfill its responsibilities, the Committee met four times during 2009. The Committee currently consists of Brian R. Blackmarr (Chairman), W. Mike Baggett and Kevin K. Kilpatrick, all of whom meet the independence criteria prescribed by NASDAQ. The Committee has adopted a charter, and it is available under "Documents & Charters" under subsection "Corporate Governance" within our "Investors" section of our internet website at www.ffex.net.   The “Report of the Compensation Committee” is included herein and appears on page 26 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2009, no member of our Compensation Committee is involved in a relationship requiring disclosure as an interlocking executive officer/director under Item 404 of Regulation S-K.

Nominating and Corporate Governance Committee

              The principal functions of the Nominating and Corporate Governance Committee ("NCGC") are to screen individuals who are eligible and qualified to serve on the Board and to recommend those individuals to the full Board, oversee our corporate governance standards and our Code of Ethics.  Only people who have been screened and recommended by the NCGC can be considered by the Board for either interim appointment to the Board, or for nomination for election by shareholders to the Board of Directors.  The NCGC was renamed in February 2009 and met four times during 2009.  The NCGC currently consists of Chairman W. Mike Baggett, Brian R. Blackmarr and Barrett D. Clark, each of whom meet the independence criteria prescribed by NASDAQ.  The NCGC adopted a new charter in February 2009, and it is available The NCGC has adopted a charter and it is available under "Documents & Charters" under subsection "Corporate Governance" within our "Investors" section of our internet website at www.ffex.net.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bylaws provide that our Board shall consist of nine Directors.  Each year, the Directors in one of the three classes are elected to serve for a three-year term. At the 2010 Annual Meeting, one Class I director is nominated for election to serve until the  2011 annual meeting of Shareholders and three Class III directors are nominated for election for a three-year term or until their successors are elected and qualified. The current term for Class I Directors will expire at the 2011 annual meeting of shareholders and the current term for Class II Directors will expire at the 2012 annual meeting of shareholders.

Upon the recommendation of the NCGC, the Board of Directors proposes that Kevin K. Kilpatrick, who is serving as a Class I director be elected for a one-year term expiring in 2011 and the following nominees, all of whom are currently serving as Class III directors, be elected as Class III directors for three-year terms expiring in 2013:
Stoney M. Stubbs, Jr.
T. Michael O’Connor
Jerry T. Armstrong

Nominees

The Board recommends that you vote FOR the election of all four individuals who have been nominated to serve as a Director. Unless otherwise instructed, the persons named as proxies will vote all proxies received FOR the election of the persons named as nominees in this proxy statement.  If you wish to give specific instructions with respect to the voting of Directors, you may do so by indicating your instructions on your proxy or voting instruction card.

If, at the time of the annual meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will be used to vote for a substitute or substitutes as may be designated by the NCGC and our Board. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Information Concerning Nominees and Directors

Our directors bring a broad range of leadership and experience to the boardroom and regularly contribute to the dialogue involved in effectively overseeing and guiding the business and affairs of the Company. Our Board consists of three employees of the Company, our Chief Executive Officer, President and Chief Operating Officer and six non-employee independent directors. Though the members of the Board have been selected to provide a wide range of viewpoints, the atmosphere of our Board is professional and collaborative. Preparation, engagement and participation are expected from our directors and we insist on high personal and professional ethics, integrity and values. All of our current directors and nominees satisfy such requirements. The Board has adopted Corporate Governance Guidelines, which are observed by all directors. With a diverse mix of experience, backgrounds and skill sets, the Board believes it is well positioned to represent the best interests of the shareholders. The principal occupation, specific experience, qualifications, attributes or skills and certain other information about the nominees and other directors whose terms of office continue after the annual meeting are set forth on the following pages.

Director Nominees — Class I (Term Ending 2011)

Kevin K. Kilpatrick, Director since 2009

Mr. Kilpatrick, 56, is Chairman and Chief Executive Officer of DFW Paving LLC, a concrete and asphalt company which he formed in 2006.  Mr. Kilpatrick has twenty years executive level experience as a corporate executive and entrepreneur.  Over a twenty year period at PESCOR Plastics as Vice President, and later President, he led the company to an annualized sales growth of over $50 million, leading to a merger with Berry Plastics.  During his time at Berry Plastics, Mr. Kilpatrick developed several proprietary cup designs, including the Coca Cola Contour Cup which sold over one billion units.  He was also co-owner and Executive Vice President of Sky USA Precision Manufacturing LLC, which specializes in full service precision machining to the commercial, military and aerospace industries.

Mr. Kilpatrick brings to the Board, and Company, the entrepreneurial expertise that has successfully launched two companies in disparate industries.  Mr. Kilpatrick has proven expertise in sales and marketing, operations, finance and new product development.  In his executive roles, Mr. Kilpatrick has developed strategic third party alliances for the benefit of his companies.  His position as an executive in the construction industry provides experience in capital intensive organizations within challenging, high-turnover employment environments.  Mr. Kilpatrick brings a strong customer service background that is well suited to the challenges of the transportation industry.  Mr. Kilpatrick serves on our Compensation Committee and is a graduate of Texas Christian University.

Director Nominees — Class III (Term Ending 2013)

Stoney M. Stubbs, Jr., Chairman of the Board and Chief Executive Officer, Director since 1980

Mr. Stubbs, 73, is our Chairman of the Board and Chief Executive Officer since January 15, 2010.  He previously served as Chairman of the Board, President and Chief Executive Officer since 1980.   Mr. Stubbs joined the company in 1960 as a management trainee and subsequently advanced through the organization until ultimately being appointed to Chairman, President and Chief Executive Officer in 1980.  Mr. Stubbs has extensive experience in the transportation industry, having served as Chairman of the Truckload Carriers Association and the Texas Motor Transportation Association.  Mr. Stubbs continues to serve on the Board of Directors of the Truckload Carriers Association and the Advisory Committee for the Texas Motor Transportation Association, as well as serving as Vice President at large for the American Trucking Association.  Mr. Stubbs has been honored with Leadership Awards from the Truckload Carrier Association and the   Texas Motor Transportation Association.

Mr. Stubbs brings five decades of experience in the transportation industry, as an industry leader and as our Chairman of the Board, President and Chief Executive Officer.  Mr. Stubbs graduated from Texas A&M University and is the father of S. Russell Stubbs, our President and a Class I Director.

T. Michael O’Connor, Director since 1992

Mr. O’Connor, 55, is a fifth generation South Texas rancher, entrepreneur and businessman.  He has been Chief Executive Officer of O’Connor Ranch, with interests in agriculture and energy, since 1990.  He is currently serving as Sheriff of Victoria County Texas, since January 2005. Mr. O’Connor currently serves as President of the South Texas Coastal Sheriff’s Alliance consisting of twenty-four counties in South Texas.  He is also Chairman of the Law Enforcement Alliance Project and a member of the Project Safe Neighborhood Task Force of the Southern District through the United States Attorney’s Office.  Mr. O’Connor serves on the Ethics and Standards Committee of the National Sheriff’s Association.  Mr. O’Connor is a former Vice Chairman of the Texas A&M University System Board of Regents and served on the Texas State Government Management Task Force.  He was appointed to serve on the Texas Border Security Council by Governor Rick Perry in 2007, which advises on homeland security issues. He has more than thirty years experience in law enforcement and as a successful businessman.

Mr. O’Connor brings expertise in governance, leadership, safety, security and ethics to our Board.  His knowledge and leadership in law enforcement and border security provides direction to the Company’s South Texas and border operations.  Over the past thirty years, Mr. O’Connor has been actively involved in various businesses and agencies related to agriculture, banking, energy, higher education and law enforcement, which have allowed him to gain experience in the areas of enterprise restructuring, policy and procedures, budgeting, audit review, investments and acquisitions.  Mr. O’Connor has over seventeen years experience on our Board and has in-depth knowledge of the company’s operations and needs.  Mr. O’Connor is also a member of our Audit Committee.  Mr. O’Connor is a graduate of Texas A&M University.

Jerry T. Armstrong, Director since 2003

Mr. Armstrong, 71, has been Chairman, Chief Executive Officer and Director of Wind Associates, Inc., a private investment and management company, since 1997. From June 1988 to June 1997, Mr. Armstrong was Chairman, President and Chief Executive Officer of Merchants, Inc., and from February 1984 until June 1988, he was President and Chief Executive Officer of the Wedge Group, Inc., both parent corporations of diversified transportation companies. He also served on the Board of Directors of Landstar System, Inc. from March 1991 until May 1994. Over a forty-eight year career, Mr. Armstrong held chief executive positions with and served on the boards of ANR Freight Systems, Inc., Garrett Freight Lines, Inc., Riss International, Inc., Landair Corporation and Johnson Motor Lines, Inc., all transportation related companies.

His extensive career in transportation and leadership roles in large trucking entities provides Mr. Armstrong with the experience and wisdom to be an effective member of our Board of Directors. Mr. Armstrong serves as the Chair of our Audit Committee and is an Audit Committee financial expert.  He is a graduate of the University of South Alabama and received post graduate education through the senior executive program at the Wharton School of Business at the University of Pennsylvania.

Director Continuing in Office — Class II (Term Ending 2012)

Brian R. Blackmarr, Director since 1990

Mr. Blackmarr, 68, has been President and Chief Executive Officer of Fusion Laboratories, Inc., an information technology services and proprietary software company, since January 2002.   Mr. Blackmarr, a Registered Professional Engineer and Certified Arbitrator, is a widely known consultant in software and technical services.  He has brought several software products to market and has conducted professional seminars on a variety of technical topics in five continents.  Mr. Blackmarr founded B.R. Blackmarr and Associates, the predecessor to Fusion Laboratories, Inc.  He has also served on the IT Advisory Council for Texas Tech University.

Mr. Blackmarr’s extensive technology experience has been beneficial in providing guidance to the Company and Board of Directors in information technology related matters as the transportation industry has become more dependent on technology to improve service and hold costs in check.  His experience in marketing, product development and as a business founder and entrepreneur contributes greatly to corporate strategy and governance.  Mr. Blackmarr has been a major contributor to the Board, and Company, for two decades.  Mr. Blackmarr serves as the Chair of our Compensation Committee and serves as a member of our NCGC. He is a graduate of The University of Texas at Austin, holding both a Bachelor of Science and a Masters of Science in Mechanical and Industrial Engineering.

W. Mike Baggett, Director since 1998

Mr. Baggett, 63, is Chairman Emeritus and Shareholder of Winstead PC, a Dallas-based business law firm of 300 lawyers, from 2006, and was their Chairman and Chief Executive Officer from 1992. He has successfully argued six published opinions of the Texas Supreme Court and has tried over fifty commercial claims at the trial level.  Mr. Baggett is a well known author and lecturer before judicial conferences, bar associations, law schools, trade and industry groups.  His expertise in law includes commercial and securities litigation and he is Board Certified in Civil Trial Law.

His thirty-seven years experience as an attorney for public and private entities provides valuable guidance to our Company and our Board of Directors in all aspects of corporate law, corporate governance and finance. Mr. Baggett’s almost twelve years as a member of the Board allows him significant insight and experience to help shape the direction of the Company.  Mr. Baggett serves as the Chair of our NCGC and serves as a member of both our Audit Committee and Compensation Committee. Mr. Baggett is a graduate of Texas A&M University in accounting, and the Baylor School of Law, cum laude.  He clerked for Judge Price Daniel, Sr., Texas Supreme Court.

John T. Hickerson, Executive Vice President and Chief Operating Officer, Director since 2009

Mr. Hickerson, 58, is our Executive Vice President and Chief Operating Officer since January 15, 2009 and previously served as Senior Vice President and Chief Marketing Officer of the Company since February 25, 2009.  Additionally, he served as Senior Vice President and Chief Marketing Officer of FFE Transportation Services since September 26, 2007 and as President of FFE Logistics, Inc. since January 15, 2007, both wholly-owned subsidiaries of the Company.  From January 2006 until January 2007, Mr. Hickerson was Chairman and CEO of Pacer Transport, Inc.  From January 2004 until November 2005, he was Vice President of Domestic Intermodal at Burlington Northern Sante Fe Railway. Mr. Hickerson’s experience also includes tenures at Con-Way Transportation Services as President of Con-Way Southern Express from 1989 through 2002 and as President of the Roadway Regional Group in 2003.  He also served on the Board of Directors for Blue Wing Global Logistics in 2006 and 2007.

Mr. Hickerson brings over thirty years of diversified transportation experience to the Company and the Board of Directors.  He has served as Chairman of the Texas Motor Transportation Association, Texas State Vice President of the American Trucking Association, on the Board of Directors of the Texas Chamber of Commerce and is currently a member of the Texas Motor Transportation Association Executive Advisory Board.  In addition, Mr. Hickerson’s extensive background in diversified transportation sales and operations gives him a unique perspective for his leadership position on the Board and in the Company.  Mr. Hickerson graduated from Centenary College and received post graduate education through the UCLA Anderson School of Business and Columbia University’s Senior Executive Program.

Director Continuing in Office — Class I (Term Ending 2011)

Barrett D. Clark, Director since 2007

Mr. Clark, 37, is Managing Partner of Clark Cattle Company, a ranching operation with holdings throughout the United States and Mexico, since 1995.  He also manages Trinity Country Real Estate, a land investment and brokerage company with domestic and international property holdings.  Additionally, Mr. Clark sits on the oversight board of Breck Operating, Inc., a privately-owned oil and gas operating company with properties in 17 states and Canada.

Mr. Clark brings significant experience in managing large multi-location operations.  His background in agricultural products and ranching provides significant insight into the workings of bringing commodity driven products to market.  He is an experienced negotiator, which he has used to the Company’s benefit in various Board assignments.  Mr. Clark has been very active in the improvements made to the Company’s corporate governance initiatives.  Mr. Clark serves on both our Audit Committee and NCGC and is a graduate of the Texas Christian University, M.J. Neeley School of Business.

S. Russell Stubbs, President, Director since 2005

Mr. Stubbs, 46, is our President since January 15, 2009, and previously Senior Vice President and Chief Operating Officer since May 17, 2006.  Mr. Stubbs served as President of Lisa Motor Lines, Inc., our dedicated truckload subsidiary, from 1999 until 2006.  He joined FFE Transportation Services, Inc., our primary operating subsidiary, in 1986 as a management trainee.  Mr. Stubbs has significant experience in both our less-than-truckload (LTL) operations and truckload (TL) operations.  While at Lisa Motor Lines, he oversaw the acquisition and consolidation of two separate companies, Middleton Transportation Company and Great Western Express.  In 1996, Mr. Stubbs demonstrated the versatility of his talents by leading an eighteen month project to design, test and implement a new operating system for the company’s truckload operations.  In 1999 Mr. Stubbs was asked to assume the position of President of Lisa Motor Lines with the goal to grow the Company and enhance profitability.  Over the next several years, Lisa grew by thirty three percent with steady margin improvement.

Through his twenty-four years of service to the Company, a complex temperature controlled transportation and logistics enterprise, Mr. Stubbs brings to the Board, and Company, a unique comprehension of our strategies and operations.  This understanding of transportation extends beyond the Company through his involvement in various state and national transportation organizations.  Mr. Stubbs has served as Chair of the Texas Motor Transportation Association (TMTA), Chair of the TMTA Foundation and Chair of the Regulatory and Advisory Committee of the Truckload Carriers Association (TCA).  Mr. Stubbs now serves on the Executive Committee and as an Officer of the TCA.  He has also been very active in the American Trucking Association.  In 2009, Mr. Stubbs was recognized with the Leadership Award by the TMTA.  Mr. Stubbs has been a Board member for five years and graduated from Texas A&M University.  He is the son of Stoney M. Stubbs, Jr., our Chairman, Chief Executive Officer and a Class III Director.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR THE ELECTION OF MESSRS. KILPATRICK, STUBBS, JR., O’CONNOR AND ARMSTRONG
AS DIRECTORS

PROPOSAL 1 ON PROXY CARD.

*********************************************************************

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy, Strategy and Objectives

The principal objectives of our executive compensation program are to attract, motivate and retain the services of executives who can lead the Company to achieve its business goals and deliver value for its shareholders.  The Company’s business goals include consistently favorable financial performance, preservation of a strong balance sheet and strategic and opportunistic enhancement of our asset base, with a focus on long-term growth in profitability.  We have established the following compensation philosophies in support of these objectives:

•
Aligning the interests of the executives and shareholders.  We believe it is important to tie a substantial portion of each executive’s compensation to the market performance of our stock in order to closely align the interests of our executives with the interests of shareholders.  For this reason, annual and long-term incentives, which are partially or fully based on our earnings, performance and stock appreciation, are significant components of compensation for each NEO.

•
Providing competitive performance-based compensation.   We believe that our executive compensation program should reward executives when performance results meet or exceed stated financial goals.  We annually evaluate the performance and effectiveness of each NEO and a substantial portion of each NEO’s compensation (including base salary) is contingent on our achieving short-term financial goals and increasing long-term value for our shareholders.  We also periodically review long-term and currently-paid compensation of our NEOs relative to compensation trends and practices in general taking into consideration the economic conditions and other external events affecting our operations and levels of executive compensation of other comparable companies.

Our executive compensation programs were severely impacted during fiscal years 2008 and 2009, our targets were not met, and no bonuses were paid to our NEOs.  The trucking business is highly competitive and the economic recession has heightened the competition in the industry.  Over-capacity (more trucks than freight) has made a dramatic negative impact on pricing and asset utilization which are the profit drivers of our industry.  While our total operating revenue in fiscal year 2009 declined 24% from 2008, we were only able to fundamentally reduce our infrastructure costs 18.5%, resulting in a dramatic decline in operating income of approximately $25 million. We believe our streamlined cost structure positions us to deliver significant operating leverage as revenues increase.

Due to our loss of freight revenue in early 2009, we implemented an even stricter cost cutting plan than was implemented in 2008 and resulted in a large drop in operating expenses versus 2008.  Non-driver headcount during fiscal year 2009 was cut 20.2%, performance pay increases were suspended, and 401(k) plan matches and certain other benefits were reduced or suspended among other steps taken to reduce total operating expenses $90.5 million.

In February 2009, we recommended and our Board of Directors approved the terms of the FFE Transportation Services, Inc. Amended 2005 Executive Incentive Bonus and Restricted Stock Plan (the "Executive Plan") to better motivate and reward our executives for company performance and to attract and retain talented executives. The Executive Plan is further described under “Annual Incentive Compensation” on page 22.  FFE Transportation Services, Inc. (“FFE”) is our principal operating subsidiary.  We apply the metrics and calculations provided for in the Executive Plan to the results of our consolidated entity, taken as a whole and not just to those of FFE.  We changed our performance metrics from the Company’s adjusted operating expenses as a percentage of operating revenues to pre-tax income to align with our published financials and simplify understanding by the investment community. The Executive Plan rewards our NEOs for achieving a minimum Company pre-tax income of $1.5 million, which was not achieved in 2009. It would have paid bonuses at the 30% level of compensation had it been in place in 2008. We believe that a significant portion of an NEO’s bonus compensation should be tied to the performance of the executives as a group and to our overall performance measured against both financial and non-financial goals and objectives.

Competitive Market

 We periodically benchmark NEO compensation to ensure that the compensation paid to our NEOs is reasonable. Our philosophy is to target NEOs compensation at the 50th percentile (median) range of our competitive market group as defined below.

In 2009, we did not benchmark compensation. Compensation was last benchmarked in 2007, when Ernst & Young LLP completed a review and analysis of compensation of executives at several peer companies holding equivalent positions or having similar responsibilities as our NEOs.

The peer companies utilized in the 2007 analysis were engaged in similar lines of business as we are and were of similar size as measured by revenue, market capitalization, total assets and number of employees.  The peer group was approved by our Compensation Committee and consisted of the following thirteen companies:

• Celadon Group Inc.	• Quality Distribution Inc.
• Covenant Transportation Group Inc.	• SAIA Inc.
• Heartland Express Inc.	• Smithway Motor Express Corp.
• Knight Transportation Inc.	• Universal Truckload Services
• Marten Transport LTD	• US Xpress Enterprises Inc.
• Old Dominion Freight	• U.S.A. Truck Inc.
• P.A.M. Transportation Services Inc.

In addition to the peer group analysis, we also utilized data from published surveys sponsored by nationally recognized compensation consulting firms.  These surveys included:  The 2007 Economic Research Institute, Inc. Executive Compensation Assessor, the 2007 Mercer, LLC. Executive Benchmark Database, and the 2007/2008 Watson Wyatt Worldwide, Inc. Top Management Report.

We use peer group and survey data to analyze our executive compensation (overall, base salary, annual bonus and long-term incentives) relative to the 50th percentile, or median, of the benchmark data.  While we use the data to ensure competitiveness and reasonableness, we do not rely solely on benchmarking in establishing executive compensation levels.  Variations in the actual compensation we set may be based on achievement of short-term and long-term goals, the competitive environment, talent and level or responsibility of each NEO.

Role of the Compensation Committee

 Our Compensation Committee operates independently of management and currently consists of three Directors, all of whom are independent under applicable NASDAQ and SEC standards.  The Committee receives recommendations from our Chief Executive Officer regarding the compensation of NEOs (other than the Chief Executive Officer).

The Committee consists of Brian Blackmarr (Chairman), W. Mike Baggett, and Kevin K. Kilpatrick.  Our Board determined that each member of the Committee is an “Outside Director” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).  The Committee is responsible for establishing and implementing our executive compensation plans as well as continually monitoring adherence to and effectiveness of those plans, including:

•
reviewing the structure and competitiveness of our executive compensation programs to attract and retain superior executive officers, motivate executive officers to achieve business goals and objectives, and align the interests of executive officers with the long-term interests of our shareholders;

•
reviewing and evaluating annually the performance of executive officers in light of our goals and objectives and approving their compensation packages, including base salaries, long-term incentive and stock based compensation and perquisites;

•	monitoring the effectiveness of our equity-based and incentive bonus plans and approving annual financial targets for executive officers and other employees bonuses;
•
determining whether to award incentive bonuses that qualify as “performance-based compensation” for executive officers whose compensation is covered by Code Section 162(m), the elements of such compensation, whether performance goals have been attained and, if appropriate, certifying in writing prior to payment of such compensation that the performance goals have been met;

•	reviewing and evaluating periodically the adequacy of compensation and benefits for our independent Directors; and
•	administering our equity compensation plan for our independent Directors.

Role of Management

We believe that it is important to have our Chief Executive Officer’s input in the design of compensation programs for his direct reports.   The Chief Executive Officer reviews his direct reports’ compensation programs annually with the Committee, evaluating the adequacy relative to the marketplace, inflation, internal equity, external competitiveness, business and motivational challenges and opportunities facing the Company and its executives. In particular, he considers base salary a critical component of compensation to remain competitive and retain his executives, especially when market factors, such as freight demand, lag behind supply of industry-wide capacity and meeting pre-established goals for an annual incentive bonus have not been attainable for several years. All final decisions regarding compensation for the Chief Executive Officer’s direct reports listed in the Summary Compensation Table are made by the Compensation Committee. The Chief Executive Officer does not make recommendations with regard to his own compensation.

Role of the Compensation Consultant

 We have conducted several peer group reviews, with the most recent completed during November 2007 by Ernst & Young LLP who were engaged to perform an independent review of our executive compensation program.  The review included a proxy analysis of the peer group companies (identified above) as well as an analysis of published surveys.  The report included an analysis of base salary, annual incentive (structure and payouts), equity incentives, and benefits and perquisites.  We considered the results of this analysis along with other factors such as individual responsibilities, performance and experience to make compensation decisions for our NEOs for fiscal year 2009 compensation.

 In March 2010, the Compensation Committee engaged PricewaterhouseCoopers LLP to identify a peer group of companies, provide us market data and perform another independent review of our executive compensation program for 2010.

Executive Compensation Components

For 2009, the principal components of compensation for each NEO were:

•	base salary;
•	annual incentive;
•	long-term incentive compensation (restricted stock awards); and
•	perquisites and other benefits.

We endeavor to strike an appropriate balance between these principal components for purposes of allocating between long-term and currently-paid compensation. Such determinations are made by reference to compensation trends and practices in general, and by reference to the peer group in particular. The corporate performance measures, which are taken into account in setting compensation policies and making compensation decisions include our financial performance, the industry marketplace and achievement of strategic goals, and have been established to link compensation to our overall financial and operational performance.

Base Salary

 Base salary is considered a critical component of compensation at all levels. The appropriate establishment of this component relative to the marketplace is essential to enable us to attract and retain qualified individuals, which are important considerations in the current competitive industry market. Base salaries provide a stable source of income regardless of stock price performance so that our NEOs can focus on a variety of important business metrics in addition to our stock price.

 The annual salaries paid to our NEOs are set based on the assessment of each executive’s overall contribution to the achievement of our business objectives, respective responsibilities, longevity with the Company as well as comparisons to comparable positions in peer group companies as provided periodically by an external market study.

We did not increase NEOs base salaries in 2008; however, the Compensation Committee did reward our NEOs in 2009 for their innovative cost reduction ideas and individual contributions for the $13 million turnaround in operating income in 2008 by increasing the base salaries of Stoney M. Stubbs, Jr., S. Russell Stubbs and John T. Hickerson, seven percent, nine percent and nine percent, respectively.  John R. McManama’s base salary was increased to $190,000 upon his promotion on November 6, 2009, to Interim Chief Financial Officer.

Annual Incentive Compensation

The Executive Plan provides incentive bonus opportunities for NEOs based upon pre-established pre-tax income levels.  Pre-tax income is total revenues less total operating expenses including interest income, gains (losses) from the sale of equipment and other non-operating expenses for Company.  Pre-tax income may be adjusted by the Committee for such specific items, if any, that the Committee in its sole discretion deems appropriate.

The Executive Plan provides each NEO a maximum annual cash bonus opportunity that is equal to 125% of base salary, holiday bonus (one-week base salary) and automobile allowance ($6,000). The NEO’s earned bonus percentage is extrapolated between the established target levels.  For example, if pre-tax income is $2,000,000, which fall between the $1,500,000 and $3,000,000 pre-tax income targets and 15% and 30% participant’s bonus percentages, respectively, 20% is the extrapolated participant bonus percentage.  The $2,000,000 is 2/3 ($2,000,000 divided by $3,000,000) of the next pre-tax income target and 2/3 of the next participant’s bonus percentage or 20% (2/3 times 30%).

Participants in the plan for 2009 are Stoney M. (Mit) Stubbs, Chief Executive Officer, S. Russell Stubbs, President, John Hickerson, Chief Operating Officer and John R. McManama, Interim Chief Financial Officer.  Our Compensation Committee may on or before the last day of any fiscal year, in its sole discretion, reassess who will participate in the Executive Plan for the subsequent fiscal year, the pre-tax income targets and bonus percentages to be used to calculate the bonuses for the subsequent fiscal year, providing the bonuses are exempt from the limitation set forth in Section 162(m) of the Code.

The following table sets forth the applicable pre-tax income targets and various cash award payout levels for 2009:

Pre-tax Income	Participant’s Bonus Percentage
$1,500,000	15%
$3,000,000	30%
$5,000,000	50%
$7,500,000	70%
$10,000,000	80%
$12,500,000	90%
$13,100,000	100%
$14,000,000 or greater	125%

In addition to the cash award, NEOs also receive shares of restricted stock valued at 50% of the dollar amount of the NEO’s cash award, based upon the lower of (i) the closing sales price of our common stock on the last business day of the fiscal year immediately preceding the fiscal year for which the bonus is awarded or (ii) the average of the closing sales price of our common stock as of the last business day of each month during the year for which the bonus is awarded. For example, if the cash award was $100,000 and the company’s per share stock price was $10.00 ( the lower of (i) and (ii) above)  then the restricted stock award is 5,000 shares ($100,000 cash award times 50% restricted stock value divided by $10 the per share stock price). The restricted stock awards vest over a three-year period, one-third on each anniversary of the date granted.

Our NEOs also participate, along with all our FFE employees, in the FFE Transportation Services, Inc. 1994 Incentive Bonus Plan (the "Incentive Plan") through which the Compensation Committee awards annual cash bonuses, not to exceed three weeks of base pay, based upon a formula giving effect to the efficiencies of operation as evidenced by the operating ratio of FFE. The operating ratio means the percentage of FFE’s adjusted operating expenses to its operating revenues for the applicable fiscal year.   The operating ratio is a measure utilized across our industry to indicate the operational efficiency of a company. The Incentive Plan was approved by our shareholders effective April 22, 1999.

In addition to the Executive Plan, we recommended and our Board of Directors approved in February 2009 the Frozen Food Express Industries, Inc. Discretionary Bonus Plan (the "Discretionary Plan"). The Discretionary Plan provides us means to award NEOs for exemplary individual performance as demonstrated during 2008 when net-income before tax improved approximately $13 million as compared to 2007, yet our pre-established performance goals were not met and a 2008 bonus was not paid.  The Discretionary Plan entitles each of our NEOs to a discretionary bonus up to an amount equal to 100% of their respective base compensation, commencing with fiscal year 2009 and each subsequent fiscal year, as the Compensation Committee deems appropriate.  During 2009, the Compensation Committee did not pay our NEOs a discretionary bonus.

 Long-Term Incentive Compensation and Other Share-Based Payments

An additional longstanding objective of our Compensation Committee has been to motivate, reward and retain our NEOs by means of equity compensation. Because the value of equity awards over time is wholly dependent on our stock price, we believe equity awards represent a meaningful incentive for each NEO to create long-term value for our shareholders. This approach is in keeping with our overall compensation philosophy of granting equity awards to key personnel in an effort to instill shareholder perspective and values in their performance and to provide a strong retention element in compensation. Both stock options and restricted stock grants can be used to motivate, reward and retain our executive officers and management employees through potential share value appreciation and equity accumulation. Although equity accumulation is generally encouraged, we do not have any specific security ownership requirements or guidelines for our NEOs.

The Amended and Restricted Frozen Food Express Industries, Inc. 2005 Stock Incentive Plan (the "2005 Plan") encourages participants to focus on our long-term performance and provides an opportunity for each NEO and other key personnel to be aligned with shareholders through grants of stock options or restricted stock.  Under the 2005 Plan, discretionary equity awards are considered periodically by our Compensation Committee. In determining the awards, the Committee considers the level of individual contributions, the impact of such contributions on long-term shareholder value and the need to provide a strong retentive component in NEO and key employee compensation.

In 2005, we introduced performance-based restricted stock awards concurrent with our adoption of Financial Accounting Standards Board Statement No. 123R, which changed the way we account for new grants of stock options. Although vesting of our restricted stock awards are determined by the Committee, 63% of the awards granted vest ratably over a five year period beginning on the first anniversary of the date of grant. Restricted stock is awarded to NEOs under the Executive Plan. In addition, restricted stock is awarded to attract, motivate and retain our key employees. We believe these performance-based restricted stock awards further align the NEO’s compensation program with the interests of our shareholders.

We did not award any shares of restricted stock to our NEOs in 2008. On January 19, 2009, we awarded 15,000 share of restricted stock to Ronald J. Knutson, as a condition of employment, that vest over a three year period (1/3 per year). We awarded 20,000 shares of restricted stock to John T. Hickerson on January 21, 2009, for his additional responsibilities assumed during 2008 that vest over a five year period (1/5 per year).

Due to the $13 million increase in pre-tax income in 2008, we awarded 50,000 shares of restricted stock to each of Stoney M. Stubbs, Jr., S. Russell Stubbs and, John T. Hickerson, and awarded Ronald J. Knutson and John R. McManama, 10,000 and 5,000 shares of restricted stock, respectively, on February 25, 2009. These restricted stock awards vest over a five year period (1/5 per year), except Stoney M. Stubbs, Jr. our Chief Executive Officer awards vest over a two year period (1/2 per year). Mr. Knutson forfeited his 15,000 and 20,000 share awards of restricted stock on November 6, 2009, his date of resignation from the Company.

Perquisites and Other Benefits

Perquisites. Our Compensation Committee has determined that perquisites should be limited. In line with our compensation philosophy and aligned with our shareholder interests, our NEOs are offered few benefits that are not otherwise available to all of our employees. Our perquisites include:

•	supplemental medical coverage;
•	automobile allowance;
•	club membership dues;
•	travel and lodging for spouses of NEOs attending company or industry events;
•	personal financial services, no longer provided since February 2009.
•	personal use of company-provided cellular phones
•	taxable perquisites grossed up for taxes

Other Benefits.   We provide the executives with various benefits that are generally available on the same cost-sharing basis to many employees of the Company.  These benefits include:

•	medical, dental and vision insurance;
•	group life insurance;
•	short-term disability insurance;
•	long-term disability insurance;
•	tuition reimbursement;
•	Employee Assistance Program; and

In addition to the above benefits, each NEO is eligible to participate in the FFE Transportation Services Restated Wrap Plan (the "Wrap Plan"), which is a deferred compensation arrangement not subject to the annual reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"). The assets and liabilities of the Wrap Plan are contained in a Rabbi Trust. The Wrap Plan mirrors our 401(k) Plan and is designed to defer taxation of retirement benefits that exceed limits established by the ERISA discrimination rules for our highly compensated employees. At the end of each year, to the extent that our highly compensated employees’ contributions and our matching contributions are allowed by ERISA in the 401(k) Plan, applicable Wrap Plan assets are transferred to the 401(k) Plan while the excess remains in the Wrap Plan.  Our match was suspended on April 6, 2009 and previously was limited to 25% of the employees’ contribution, not to exceed 1% of compensation for both the Wrap Plan and the 401(k) Plan. Our matching contributions under the Wrap Plan for fiscal year 2009 are disclosed in the “2009 All Other Compensation Table” on page 28 of this proxy statement.

Both the employee and employer Wrap Plan contributions are directed by the NEOs and may be invested in either our stock or alternative investments at the election of the participant.

Mr. Stubbs, Jr. is also a participant in the 1999 Executive Bonus and Phantom Stock Plan, which was replaced by the Executive Plan and the 1993 Supplemental Executive Retirement Plan (collectively the "Retirement Plans"), which was replaced by the Wrap Plan. These Retirement Plans are also unfunded deferred compensation arrangements not subject to the annual reporting and disclosure requirements of ERISA. The Retirement Plans’ value is based on the number of phantom shares in the Retirement Plans multiplied by our stock price.  These Retirement Plans are closed to new participants and our contributions are limited to equivalent phantom shares in lieu of any cash dividends.

The 1,018 phantom shares added to Mr. Stubbs Jr. account is equal to the value of the dividends that otherwise would have been issued divided by our stock price on the dividend payment date.  Such additional phantom stocks are held in his Retirement Plans as disclosed in the “2009 Non-Qualified Deferred Compensation Table” on page 31.

Other Compensation Considerations

Deductibility of Executive Compensation.   Section 162(m) of the Code, generally disallows a tax deduction to publicly-owned companies for compensation over $1 million paid individually to chief executive officers and the three other most highly-compensated officers, unless such compensation meets certain specific requirements. None of our NEOs’ compensation paid during 2009 exceeded $1 million. The Compensation Committee determines that all bonuses paid pursuant to the Executive Plan shall be exempt from the limitation set forth in Section 162(m) of the Code.

Split Dollar Agreement. We previously entered into a Split Dollar Agreement (the "Split Agreement") with the Stubbs Irrevocable 1995 Trust for the benefit of Stoney M. Stubbs, Jr., our Chief Executive Officer. Under the Split Agreement, we agreed to make premium payments for a split dollar life insurance policy, and the Trust agreed to repay such premiums on the earlier of surrender or cancellation of each policy for its cash value or upon payment of a death benefit. Due to changes in the law, accounting rules and other pertinent factors, during 2002 our Board terminated such obligation to pay premiums beyond 2002, but retained our right to recover the premiums that were paid at that time. Payments that we made for the benefit of Mr. Stubbs to compensate him for adverse consequences resulting from the revised arrangement for fiscal year 2009 are $45,717 and included in the Salary column in the “2009 Summary Compensation Table” on page 27 this proxy statement.

Committee Decisions on Executive Officer Compensation for 2009

For years between compensation consultant reviews, we review executive compensation at our quarterly meetings and set executive compensation based primarily on our financial and operating performance and on our NEO’s performance and productivity and increased stockholder value. This process was challenging for fiscal years 2008 and 2009, because these were unprecedented times in our industry in terms of the difficulty of the operating environment. In 2009, we recognized our new management team’s successful performance in directing a $13 million turnaround in operating income in 2008 and awarded Stoney M. Stubbs Jr., S. Russell Stubbs and, John T. Hickerson 50,000 shares each and Ronald J. Knutson and John R. McManama 10,000 and 5,000 shares, respectively, of restricted stock on February 25, 2009.

On January 19, 2009, we awarded 15,000 share of restricted stock to Ronald J. Knutson, as a condition of employment, that vest over a three year period (1/3 per year). We awarded 20,000 shares of restricted stock to John T. Hickerson on January 21, 2009, for his additional responsibilities assumed during 2008 that vest over a five year period (1/5 per year). Mr. Knutson forfeited his 15,000 and 20,000 share awards of restricted stock on November 6, 2009, his date of resignation from the Company.

 In addition, we increased Stoney M. Stubbs, Jr. base salary seven percent and the base salaries of S. Russell Stubbs and John T. Hickerson nine percent, retroactive to the beginning of the year.  John R. McManama’s base salary was increased to $190,000 upon his promotion on November 6, 2009, to Interim Chief Financial Officer.

During 2009, we implemented a new Executive Plan and Discretionary Plan (see Annual Incentive Compensation above) for our NEOs and the Board of Directors recommended and the shareholders approved at their annual meeting in May 20, 2009, an additional 500,000 shares of common stock available for the grant of awards under our 2005 Plan.

Change in Control Agreements

In June 2000, our Board approved a change in control program for our NEOs, non-executive officers and certain other corporate employees. The Board based its approval on the recommendation of our Compensation Committee.  Our recommendation was based, in part, on consultations with third-party consultants, and was not in anticipation of, or in response to, any particular transaction or process.

We have entered into Amended and Restated Change in Control Agreements (the "Control Agreements") with our NEOs, as well as with certain other officers of our operating divisions and subsidiaries.   All Control Agreements are substantially in the same form and provide that NEO parties thereto are entitled to receive payments if their employment is terminated without cause or if they resign with good reason within specified periods following the occurrence of certain events deemed to involve a change in control of the Company (as described in the Control Agreements). Each Control Agreement provides for a lump sum payment and continuation of benefits in case of (but not limited to) an involuntary termination without cause or for good reason.  Section 280G of the Code disallows a deduction by the employer for certain compensation paid upon a change in control. Based on estimated change in control payments that would have been made had a change in control occurred on December 31, 2009, all NEOs would have certain amounts disallowed for deduction by us.

The Control Agreements provide that if a NEO party thereto:

(i)	is terminated by the Company without cause during the six-month transition period following a change in control,
(ii)	resigns for “good reason” (as defined in the Control Agreements) during the transition period, or
(iii)	resigns for any reason during the ten day period following a change in control or during the thirty day period following the transition period,

the Company is required to provide the NEO with certain payments and benefits, including:

(a)
payment of accrued and unpaid base salary, car allowance and holiday bonus at the date of termination plus accrued and unpaid bonus, if any, for the prior fiscal year plus pro-rata Bonus for the current year.  The Bonus is an amount equal to ninety percent (90%) of base pay for the year of termination of employment plus an amount equal to the Incentive Bonus Plan’s (as defined in the Control Agreements) total incentive bonus payable under the plan for the year of termination of employment;

(b)
payment of a lump sum amount equal to the sum of 2.9 times the executive officer’s annual pay, which is the sum of an amount equal to the sum of the annual base salary at the time of Change in Control, the current annual car allowance and holiday bonus plus an amount equal to the bonus as defined above;

(c)	payment of the unvested account balance under the Company’s 401(k) Plan and Wrap Plan;
(d)
continued participation, at the same premium rate charged when actively employed, in the Company’s employee welfare plans, until the expiration of two years following the change in control or payment of the cash equivalent;

(e)	vesting of all restricted stock and stock options on change of control;
(f)	"gross-up" payments, if applicable, in the amount necessary to satisfy any excise tax imposed on the NEO by the Code; and
(g)	continuation of medical and life insurance benefits, or cash equal to premiums for the same periods as the severance multiple.

The Control Agreements also provide for certain restrictions for NEOs in connection with payments under the Control Agreements, consisting, among others, of (i) a covenant not to compete against the Company for a one-year period and (ii) a covenant not to solicit Company employees for a two-year period following the NEO’s termination of employment.

 REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors has reviewed and discussed the preceding section of this proxy statement entitled "Compensation Discussion and Analysis" with management.  Based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10K for the fiscal year ending December 31, 2009.

 /s/ Brian Blackmarr (Chairman)
 /s/ W. Mike Baggett
 /s/ Kevin Kilpatrick

The Compensation Committee Report and references to the independence of Directors, are not deemed to be "soliciting material" or "filed" with the SEC, are not subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any of the filings made previously or in the future by our Company under the Exchange Act or the Securities Act of 1933 (except to the extent we specifically incorporate any such information into a document that is filed).

EXECUTIVE COMPENSATION

2009 Summary Compensation Table

Set forth below is information with respect to the compensation paid by us for services rendered during 2009, 2008 and 2007 to each NEO.   NEOs that also serve on our Board of Directors receive no additional compensation for that service.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards (3)	Non-Equity Incentive Plan Compen-sation (4)	All Other Compen-sation (7)	Total
Stoney M. Stubbs, Jr.	2009	$408,764	$7,861	$178,000	$-	$22,021	$616,646
Chairman	2008	396,718	7,347	-	-	30,891	434,956
Chief Executive Officer	2007	382,024	7,347	-	-	48,740	438,111

S. Russell Stubbs	2009	267,322	5,141	178,000	-	23,766	474,229
President	2008	254,683	4,716	-	-	25,083	284,482
	2007	244,783	4,716	-	-	41,022	290.521

John T. Hickerson	2009	260,016	4,926	260,800	-	28,363	554,105
Executive Vice President
Chief Operating Officer

John R. McManama	2009	151,596	10,654	17,800	-	12,656	192,706
Vice President, Interim
Chief Financial Officer

Ronald J. Knutson(5)	2009	192,115	50,000	-	-	60,161	302,276
Former Senior Vice President
Chief Financial Officer

Thomas G. Yetter (6)	2009	10,274	-	-	-	258,446	268,720
Former Senior Vice President	2008	231,162	4,281	-	-	14,882	250,325
Chief Financial Officer	2007	222,308	4,281	-	-	18,007	228,396

(1)
Amounts in this column are 26 bi-weekly payrolls, except 27 bi-weekly payrolls in 2008.  There were no raises granted in 2008.  The Salary listed for Stoney M. Stubbs, Jr. also includes $45,717 paid to him to compensate him for adverse consequences resulting from a revised arrangement regarding the Split Agreement.  See "Compensation Discussion and Analysis – Other Compensation Considerations – Split Dollar Agreement" for additional information.

(2)	Amounts in this column are Christmas Bonuses equal to one-week base compensation. The amount for Mr. McManama includes a $7,000 quaranteed bonus earned in 2008 and paid in 2009. The amount for Mr. Knutson is a signing bonus paid upon commencement of employment on January 1, 2009.
(3)
With the exception of ignoring the impact of the forfeiture rate relating to service based vesting conditions; these amounts represent the aggregate grant date fair value of restricted stock units for 2009, 2008 and 2007, respectively. These amounts do not represent the actual amounts paid to or realized by the NEO for these awards during 2009, 2008 or 2007. The value as of the grant date for restricted stock units is recognized over the number of days of service required for the grant to become vested.

(4)	Amounts shown in this column represent bonuses relating to performance paid out to our NEOs under the Executive Plan.
(5)	Mr. Knutson resigned from his role of Senior Vice President and Chief Financial Officer effective November 6, 2009.
(6)	Mr. Yetter resigned from his role of Senior Vice President and Chief Financial Officer and as a Class II Director effective January 19, 2009.
(7)	Amounts shown in this column include the following benefits.

2009 All Other Compensation Table

Name		Supple-mental Medical (a)	401(k) Wrap Company Match (b)	Personal Financial Services (c)	Gross Up of Taxes	Car Allow-ance	Club Dues	Severance Package (d)	Relocation Expense	Company Paid Services	Travel Lodging (e)	Total
Stoney M. Stubbs, Jr.	2009	$8,443	$958	$4,136	$-	$6,000	$2,238	$-	$-	$246	$-	$22,021
	2008	8,358	2,300	10,164	-	6,000	2,814	-	-	270	985	30,891
	2007	9,970	7,750	18,177	1,415	6,000	3,936	-	-	345	1,146	48,740

S. Russell Stubbs	2009	11,571	632	2,734	542	6,000	-	-	-	780	1,507	23,766
	2008	7,573	2,300	8,520	-	6,000	-	-	-	690	-	25,083
	2007	19,810	4,398	10,229	-	6,000	-	-	-	585	-	41,022

John T. Hickerson	2009	11,418	645	-	546	6,000	7,485	-	-	750	1,519	28,363

John R. McManama	2009	5,778	416	-	-	6,000	-	-	-	-	462	12,656

Ronald J. Knutson	2009	6,610	-	-	13,345	5,000	-	5,192	5,910	451	23,652	60,161

Thomas G. Yetter	2009	17,699	-	-	-	-	-	240,747	-	-	-	258,446
	2008	6,920	1,722	-	-	6,000	-	-	-	240	-	14,882
	2007	6,344	5,188	-	-	6,000	-	-	-	475	-	18,007

(a)
We maintain an Exec-U-Care Medical Reimbursement Plan, which provides additional health insurance protection for certain of our key employees, in addition to the group health and life insurance policies provided to all employees. For Mr. Yetter, the amount in 2009 represents benefits paid net of premiums, and coverage will terminate July 20, 2010, unless he elects to cancel sooner.

(b)
Our matching contribution was suspended on April 6, 2009. Previously, it was equal to 25% of the executive contribution each pay period up to a maximum of 1% of executive salary. Executive contributions are limited to the annual 401(k) elective deferral limit, as defined by the associated plan.

(c)
Represents the value of certain tax and other professional services performed for the personal benefit of our Chief Executive Officer and Chief Operating Officer by a member of our finance staff. Also included are payments to third parties for various professional services and computer software used in connection with such services.  This allocation was based on the amount of time the member of our finance staff spent on providing these services relative to his annual base salary.  These services ceased in February 2009 and will no longer be provided to any executive officer of the Company.

(d)
Amounts in the column are earned but not taken vacation pay for Mr. Knutson, who resigned from his role of Senior Vice President and Chief Financial Officer effective November 6, 2009 and an amount paid to Mr. Yetter pursuant to a Severance Agreement, dated January 19, 2009, in connection with his resignation from his role of Senior Vice President and Chief Financial Officer and as a Class II Director.

(e)	Amounts in the column are spouse travel and executive housing for Mr. Knutson, whose primary residence was in Batavia, IL.

2009 Grants of Plan-Based Awards Table

The following table provides the maximum bonuses payable in cash and Restricted Stock under the Executive Plan and the Incentive Plan.  For additional information regarding the Executive Plan and the Incentive Plan, see “Compensation Discussion and Analysis – Executive Compensation Components - Annual Incentive Compensation” on page 22 .  There were no payouts under the Executive Plan or the Incentive Plan based on to our 2009 performance.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock
Name	Date	Threshold	Target (1)	Maximum	Threshold	Target (1)	Maximum	Awards
Stoney M. Stubbs, Jr.	1/01/2009	$-	$126,788	$551,864	-	18,295	76,231	$-

S. Russell Stubbs	1/01/2009	-	83,539	363,501	-	12,055	50,228	-

John T. Hickerson	1/01/2009	-	81,283	353,455	-	11,729	48,871	-

John R. McManama	1/01/2009	-	48,375	212,523	-	6,980	29,085	-

Ronald J. Knutson (2)	1/01/2009	-	70,965	308,738	-	10,240	42,668	-

Thomas G. Yetter (2)	1/01/2009	-	65,501	284,941	-	9,452	39,383	-

(1)	Amounts in this column reflect representative amounts based on 2008 performance because the target amount is not determinable.
(2)
Amounts reflect dollar values and numbers of shares as calculated based on 2009 full-year annual base salaries for Messrs. Knutson and Yetter, only portions of which were actually paid due to the executives’ respective resignations during the year.

Outstanding Equity Awards as Fiscal Year Ended 2009 Table

The following table presents information concerning outstanding equity incentive awards held by each NEO as of December 31, 2009 under our equity incentive plans:

	Option Awards (1)			Stock Awards (2)
Name	Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Stoney M. Stubbs, Jr.	70,000	$10.59	12/16/2015
	50,000	6.71	5/12/2014
	90,000	2.40	5/14/2013
	176,027	2.08	2/13/2012
	196,299	2.81	6/15/2010	50,000	$165,000

S. Russell Stubbs	25,000	10.59	12/16/2015
	10,000	6.71	5/12/2014
	15,000	2.40	5/14/2013
	9,261	2.81	6/15/2010	50,000	165,000

John T. Hickerson	-	-	-	77,501	255,753

John R. McManama	-	-	-	5,000	16,500

Ronald R. Knutson (3)	-	-	-	-	-

Thomas G. Yetter (3)	-	-	-	-	-

(1)	As of December 31, 2009, all outstanding options under our equity incentive plans were fully vested.
(2)
All restricted stock has a five-year vesting schedule (1/5 per year), except for shares held by Stoney M. Stubbs, Jr., our Chief Executive Officer, vests over two-years (1/2 per year).  The following table represents the vesting date of the unvested restricted stock held by each NEO:

Grant Date	Vest Date	Stoney M. Stubbs Jr.	S. Russell Stubbs	John T. Hickerson	John R. McManama
1/15/2007	1/14/2010	-	-	4,167	-
9/28/2007	9/27/2010	-	-	3,334	-
1/21/2009	1/21/2010	-	-	4,000	-
	1/21/2011	-	-	4,000	-
	1/21/2012	-	-	4,000	-
	1/20/2013	-	-	4,000	-
	1/20/2014	-	-	4,000	-
2/25/2009	2/25/2010	25,000	10,000	10,000	1,000
	2/25/2011	25,000	10,000	10,000	1,000
	2/25/2012	-	10,000	10,000	1,000
	2/24/2013	-	10,000	10,000	1,000
	2/24/2014	-	10,000	10,000	1,000

(3)	All unvested options and shares of restricted stock held by Messrs. Knutson and Yetter were forfeited in connection with their respective resignations from the Company.

2009 Option Exercises and Stock Vested Table

The following table provides information concerning the exercise of options during the last fiscal year and the vesting of shares of restricted stock during the last fiscal year for each NEO:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Stoney M. Stubbs, Jr.	-	$-	2,049	$6,762
S. Russell Stubbs	-	-	4,382	15,294
John T. Hickerson	-	-	7,500	28,976
John R. McManama	-	-	-	-
Ronald J. Knutson	-	-	-	-
Thomas G. Yetter	32,919	46,746	-	-

(1)	This column reflects shares acquired by Mr. Yetter in connection with his exercise of stock options and their subsequent sale to the Company on January 30, 2009.

2009 Non-Qualified Deferred Compensation Table

The following table provides additional information about deferred compensation under the 1999 Executive Bonus and Phantom Stock Plan, 1993 Supplemental Executive Retirement Plan and the Wrap Plan:

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY (1)		Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions (3)	Aggregate Balance at Last FYE
Stoney M. Stubbs, Jr.	$16,905	$4,010	(2)	$(313,422)	$(20,820)	$431,572
S. Russell Stubbs	11,139	632		(22,830)	(11,849)	24,701
John T. Hickerson	16,257	645		(1,297)	-	15,605
John R. McManama	1,688	168		(366)	-	1,490
Ronald J. Knutson	-	-		-	-	-
Thomas G. Yetter	-	-		-	(1,583)	-

(1)
The amounts shown in this column for each of the NEOs include the Wrap Plan match, which is included in All Other Compensation column of the 2009 Summary Compensation Table, providing their investment election was Common Stock of the Company.

(2)	Includes dividends paid on Mr. Stubbs, Jr. phantom stock awards of $3,051.
(3)	Represents amount of Common Stock of the Company transferred to the 401(k) Plan.

Potential Payments Upon Termination

Pursuant to the Change in Control Agreements previously mentioned in this report, our NEOs may be entitled to receive certain payments should a change in control occur.  For further explanation of these Changes in Control Agreements, see "Compensation Discussion and Analysis – Change in Control Agreements."

The following table sets forth the maximum payments that would have been made to each of our NEOs had a Change in Control occurred on December 31, 2009:

Named Executive Officer	Salary-Severance	Bonus-Severance	Pro Rata Bonus	Gross-up of Taxes	Acceleration of Restricted Stock Awards	Benefit Continuation	Grand Total
Stoney M. Stubbs Jr.	$1,225,613	$1,103,051	$380,363	$951,591	$165,000	$24,153	$3,849,771
S. Russell Stubbs	807,542	726,788	250,616	744,464	165,000	35,961	2,730,371
John T. Hickerson	785,731	707,158	243,848	707,171	255,753	31,906	2,731,567
John R. McManama	467,623	420,861	145,125	423,070	16,500	12,085	1,485,264
	$3,286,509	$2,957,858	$1,019,952	$2,826,296	$602,253	$104,105	$10,796,973

2009 Director Compensation Table

Our Directors receive a fee of $2,000 for each Board meeting personally attended, $1,000 for each committee meeting personally attended and $750 for each telephonic meeting in which they participate. Our Audit Committee Chairman receives an annual retainer of $3,000 and our Audit Committee Financial Expert, Compensation Committee Chairman and Nominating and Corporate Governance Committee Chairman each receive an annual retainer of $1,500.

The Amended and Restated 2005 Non-Employee Director Restricted Stock Plan (the "2005 Director Plan") was approved by the Company's shareholders on May 14, 2008.  The 2005 Director Plan has a term of ten years, unless terminated sooner by the Board and a total of 100,000 shares of Common Stock have been reserved for issuance.  Eligibility under the 2005 Director Plan is limited to Non-Employee Directors of the Company.  There are currently six Directors who are eligible to participate.  Upon initial election or appointment to the Board, and thereafter annually upon the date of the annual shareholders' meeting, each Non-Employee Director is awarded shares of restricted stock which will vest over a period of three years, one-third on each anniversary of the Date of Grant, provided that the Non-Employee Director continues to serve on each vesting date.  The Board will determine in its discretion the number of shares of Restricted Stock to be awarded under the 2005 Director Plan.  All shares of Restricted Stock will vest in full if the Director should die while serving as such.

Name	Fees Paid in Cash	Stock Awards (1)	Total
Jerry T. Armstrong	$25,250	$11,669	$36,919
W. Mike Baggett	27,500	11,669	39,169
Brian R. Blackmarr	33,500	11,669	45,169
Barrett D. Clark	39,000	11,669	50,669
Kevin K. Kilpatrick	6,750	9,325	16,075
T. Michael O'Connor	12,750	11,669	24,419
	$144,750	$67,672	$212,422

(1)
With the exception of ignoring the impact of the forfeiture rate relating to service based vesting conditions; these amounts represent the aggregate grant date fair value of restricted stock units granted in 2009. These amounts do not represent the actual amounts paid to or realized by the non-employee Director for these awards. The value as of the grant date for restricted stock units is recognized over the number of days of service required for the grant to become vested.

TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

In 2009, a member of our finance staff devoted a portion of his time rendering tax and other professional services for the personal benefit of our Chief Executive Officer and Chief Operating Officer.  We have determined that approximately $7,000 of the finance staff member’s salary was related to the provision of such services during the year ended December 31, 2009.

On February 23, 2009, our board approved a Restated Code of Business Conduct and Ethics Charter, which includes a provision prohibiting our employees from providing personal services to our officers.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

Our Audit Committee has appointed Grant Thornton LLP, independent registered public accountants, to audit our consolidated financial statements for the year ending December 31, 2010 and to prepare a report on this audit, subject to ratification by our shareholders. This proposal asks you to ratify the selection of Grant Thornton LLP as our independent registered public accounting firm. Although we are not required to obtain such ratification from our shareowners, the Board of Directors believes it is good practice to do so because we value our shareholders’ views. If the appointment of Grant Thornton LLP is not ratified by you, the Audit Committee may reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR THE RATIFICATION
OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PROPOSAL 2 ON PROXY CARD.

*********************************************************************

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Grant Thornton LLP served as our independent registered public accounting firm for 2009.  Representatives of Grant Thornton LLP are expected to be present at the annual meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. We intend to select our independent registered public accounting firm for 2009 after receiving the recommendation of our Audit Committee.

AUDIT AND NON-AUDIT FEES

The following table presents fees for the professional audit services rendered and billed by Grant Thornton LLP, our independent registered public accounting firm for 2009 and 2008, for the audit of our systems of internal controls and annual financial statements for the years ended December 31, of each year.  There were not any other services rendered by Grant Thornton LLP during those periods.

	2009	2008
Audit fees (1)	$405,000	$425,000
Tax fees	-	-
Audit-related fees	-	-
All other fees	-	-
	$405,000	$425,000

(1)
Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our systems of internal controls and reviews of the financial statements included in our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K and services that are normally provided by our Independent Registered Public Accounting Firm in connection with statutory and regulatory filings or engagements.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

For 2009 and 2008, our Audit Committee's policy with respect to the pre-approval of audit and non-audit services was to specifically pre-approve the terms and fees of each engagement for services to be performed by the independent registered public accounting firm. Our Audit Committee did not delegate its responsibility to a member of the Audit Committee or to management.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee (the "Committee") of the Board of Directors of Frozen Food Express Industries, Inc. (the "Company") operates pursuant to a written charter, which has been approved and adopted by the Board of Directors of the Company and is reviewed and reassessed annually by this Committee. Our Committee’s charter is available under "Documents & Charters" under subsection "Corporate Governance" within our "Investors" section of our internet website at www.ffex.net.  For the year ended December 31, 2009 and as of the date of the adoption of this report, the Committee was comprised of four Directors who met the independence and experience requirements of NASDAQ. Mr. Armstrong is an "audit committee financial expert", as defined by the applicable rules of the Securities and Exchange Commission.

This Committee oversees the Company's system of internal controls over financial reporting and the financial reporting process on behalf of the Board of Directors and oversees the entire audit function, including the selection of our Independent Registered Public Accounting Firm. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls and legal and regulatory compliance.  In fulfilling its oversight responsibilities, we reviewed and discussed with management the audited financial statements for the year ended December 31, 2009, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, and the clarity of disclosures in the financial statements. We also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications with respect to the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

We reviewed with representatives of Grant Thornton LLP, which is responsible for expressing an opinion on the Company's system of internal controls over the financial reporting and the conformity of those audited financial statements with U.S. Generally Accepted Accounting Principles, their judgments as to the acceptability and quality of the Company's accounting principles and such other matters as are required to be discussed with this Committee under U.S. Generally Accepted Auditing Standards, including those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, we have received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and have discussed those disclosures and other matters relating to independence with Grant Thornton LLP.

We discussed with the Company's internal auditors and representatives of Grant Thornton LLP the overall scope and plans for their respective audits. This Committee meets with the internal auditor and representatives of Grant Thornton LLP, with and without management present, to discuss the results of their examinations of the Company's internal controls, and the overall quality of financial reporting.

Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. In reliance on the reviews and discussions with management and with representatives of Grant Thornton LLP referred to above, and the receipt of:

(i)	an unqualified opinion from Grant Thornton LLP dated February 26, 2010 regarding the audited financial statements of the Company for the year ended December 31, 2009; and
(ii)	an opinion from Grant Thornton LLP with regard to the Company's internal controls over financial reporting.

This Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE MEMBERS

/s/Jerry T. Armstrong, Chair
/s/W. Mike Baggett
/s/Barrett D. Clark
/s/T. Michael O’Connor

The Audit Committee Report, and references to the independence of Directors, are not deemed to be "soliciting material" or "filed" with the SEC, are not subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any of the filings previously made or in the future by our Company under the Exchange Act or the Securities Act of 1933 (except to the extent we specifically incorporate any such information into a document that is filed).

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, directors and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership with the Securities SEC.  Such stockholders are required by the SEC's regulations to furnish us with copies of all Section 16(a) reports they file.  Based solely on our review of the copies of such forms received by us, we believe that all filing requirements applicable to such stockholders for the year ended December 31, 2009, were compliant.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Shareholders intending to present proposals at the 2011 annual meeting of shareholders and desiring to have those proposals included in our proxy statement and form of proxy relating to that meeting must submit such proposals, in compliance with Rule 14a-8 of the Exchange Act, to our Corporate Secretary on or before December 21, 2010. For proposals that shareholders intend to present at the 2011 annual meeting of shareholders outside the processes of Rule 14a-8 of the Exchange Act, unless the shareholder notifies our Corporate Secretary of such intent by March 6, 2011, any proxy solicited by us for such annual meeting of shareholders will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the annual meeting of shareholders.

By Order of the Board of Directors

/s/ Leonard W. Bartholomew
Dallas, TX	LEONARD W. BARTHOLOMEW
April 20, 2010	Corporate Secretary

A copy of our annual report on Form 10-K for the year ended December 31, 2009 may be obtained without charge upon written request to Leonard W. Bartholomew, our Corporate Secretary, 1145 Empire Central Place, Dallas, Texas 75247 or by accessing our Internet website at www.ffex.net and clicking on "SEC Filings."

2010 Annual Meeting of Shareholders of Frozen Food Express Industries, Inc.

Las Colinas Country Club
4400 North O’Connor Boulevard
Irving, TX 75062-2796

DIRECTIONS
From Dallas/Fort Worth International Airport
DFW Airport North Exit
Merge onto TX-114 E (toward Irving/Downtown Dallas)
Exit N. O’Connor Rd., turn right on N. O’Connor Rd.
Make a left turn at Las Colinas Country Club Dr.

From Love Field Airport
Airport Exit
Right on Mockingbird
Right on TX-183 W (signs for Irving/DFW Airport/TX-183/TX-114)
Slight right at TX-114 W
Exit and turn left on N. O’Connor Rd.
Make a left turn at Las Colinas Country Club Dr.

Las Colinas
N Oconnor Blvd
Brune Way W
Lake Carolyn
Phelps Dr
Fuller Dr
Byron Cir
WINDSOR RIDGE
Four Seasons Resort & Club
Oconnor Ridge Blvd
N Oconnor Rd
Lena Ln
St Andrews Blvd
Castle Rock Ct
FAIRWAY VISTA
N MacArthur Blvd
Byron Nelson Way
Decker Ct
Goodison Dr
E Las Colinas Blvd
W Fork
Wingren Dr
N Wingren Rd
114
Decker Dr
Quail Run Dr
Blue Quail Ln
QUAIL RUN
LAS COLINAS
Leland Blvd
Mills Ln
Las Colinas Country Club
N Belt Dr
Gloucester St N
W Northgate Dr
Millswood Dr
Steeplechase Dr
Fox Glen Dr
Hunt Dr
Tally Ho Dr
FOX GLEN
Tampico St
UNIVERSITY HILLS
Wingren Dr
Acapulco St
Balboa St
Guadalajara Cir
Edwards Ct N
Sam Hill St
NORTH IRVING
Coronet St
Cox Dr
W Northgate Dr
Cabeza de Vaca Ct
Acapulco Ct
Hidalgo St
Santiago Ct
Hanover Ln
500 m
Farine Dr
Adah Ln